Exhibit 10.2

From: Greg Schoener <XXXXXXXX>
Sent: Tuesday, May 28, 2024 7:20 PM
To: Craig Scott <cscott@bionenviro.com>
Subject: Background and experience

Craig,

As discussed, I do not have a CV or resume since I have not had a need for either dating back to approx. the year 2000. I think we both agree that this opportunity has developed rather quickly and unexpectedly. Since I do not have a CV or resume, please allow me to provide you with my employment and company journey since I graduated college in 1991

1991-1996  - various sales roles with start up medical companies

1997-2000 - I was a commissioned sales representative with a new Houston based company (Houston Hospital Services) that represented medical companies that did not have a sales force or desired more coverage with a team that had over 100 years collective experience in the Houston hospital market. In 2000 I was approached by our largest manufacturer to become the Vice President of Sales for a small specialty company they purchased and were expanding nationwide.

2000-2006 - I passed on the VP role mentioned and switched industries based on a desire to be an "at home" father and not travel as required by the VP role. I joined a local independent masonry brick distributor (Upchurch Kimbrough) in a sales capacity. In approximately late 2000 I was offered a partnership with the two owners to start a new company (Touchstone Building Products) to focus on acquiring new technology to market to the loyal Architectural customer base. In 2006 I accepted a buyout offer from the partners.

2007-2009  - After a business purchase fell through, I took over a failing residential lighting distributorship to help fund another venture ( electrical contracting business). Eventually I abandoned that venture due to lack of confidence in the operating partner (former sales person)

2008 - 2020 - Through the lighting and electrical venture I encountered an opportunity to start a masonry installation business. I saw an opportunity to utilize my masonry distribution background and supply contacts and create a competitive advantage versus the competition. Through the years GWS Services grew to Houston's largest commercial masonry installation companies. The keys to the success of GWS Services were creating a competitive advantage, executing that advantage, customer relations, and budget/fiscal responsibility. In September of 2020 I closed on the sale of the company to a private equity buyer.

2021 - Present - The private equity buyer filed Ch 7 bankruptcy 51 weeks after the purchase so I re-entered the market with a new entity ( Axis Masonry and Stucco). Presently I am also a partner in an industrial park project where I have assumed the role of COO to keep the project focused and executing in a timely manner.

Although this opportunity was not one that was envisioned just a few weeks ago, I see it as an opportunity to utilize valuable skills, insite, and knowledge I have learned through my journey to date. I can look back on my career and see how each position provided a foundation and pathway to the next opportunity.

Houston Hospital Services - Allowed me as a inexperienced 29 year old to sit and listen to seasoned and successful entrepreneurs strategize and explore market timing on new technology

Upchurch Kimbrough - One of the owners (and eventual partner) was former VP of Sales for the largest brick manufacturer in the world. He mentored me on the importance of contract negotiations, product pricing, and market trends

GWS Services - Through this journey I learned sales and operations are two completely different segments of the business. Although they are co-dependent on each other, they require different skill sets to manage and very few individuals can manage both.  Operations requires defined budgets and targets and a focused accountability of meeting the budgets and targets. The average sales person cannot focus on numbers and the average operations person does not have the ability to persuade a potential customer to buy a product or service.

Thanks for the opportunity we are discussing. Although my past of medical and construction does not seem to be a fit for a beef or industrial waste technology,  I have come to realize through my journey and investments that learning the "business" is far easier than someone trying to learn to build and operate a business that has not already acquired that skill set.

Thanks for now

Greg Schoener

(XXX)XXX-XXXX cell

Axis Masonry and Stucco

GTS Concrete

GWS Development